Exhibit 99.4

PROPERTIES1

Interstate Transmission and Storage

We have approximately 4,400 miles of gas transmission and storage pipelines located in the states of Maryland, New York, Ohio, Pennsylvania, Virginia and West Virginia. We also operate 20 underground gas storage fields located in New York, Ohio, Pennsylvania and West Virginia, with almost 2,000 storage wells and approximately 349,000 thousand acres of operated leaseholds. These assets are a combination of real property interests that are owned in fee, leased or accessed under long-term easements and equipment, improvements and other personal property located on the real property interests. For additional information about these properties and maps showing their location, see “Business” contained in Exhibit 99.1 to the Report.

The total designed capacity of the underground storage fields operated by us is approximately 947 billion cubic feet (“bcf”). Certain storage fields are jointly-owned and operated by us. The capacity of those fields owned by our partners totals about 242 bcf. We have 138 compressor stations with more than 812,000 installed compressor horsepower.

Our pipeline system is connected to pipeline systems operated by multiple third party interstate pipeline companies, significant conventional production and also major shale formations: the Marcellus Shale in Pennsylvania and the Utica Shale in Ohio and Pennsylvania.

Our large underground natural gas storage network and the location of our pipeline system provide a significant link between the country’s major interstate gas pipelines and large markets in the Northeast and mid-Atlantic regions. Our pipelines are part of an interconnected gas transmission system, which provides access to supplies nationwide for local distribution companies, marketers, power generators and industrial and commercial customers.

Our underground storage facilities play an important part in balancing gas supply with consumer demand and are essential to serving the Northeast, mid-Atlantic and Midwest regions. Storage capacity permits our customers to place gas into storage during summer and other off-peak periods and to access it for delivery when demand is higher. In addition, storage capacity is an important element in the effective management of both gas supply and pipeline transmission capacity. We also operate substantial natural gas storage assets on behalf of interstate natural gas pipeline company partners (e.g., at Ellisburg, the Leidy/Tamarack complex, and Oakford, all located in Pennsylvania).

Gas Distribution

Our gas distribution network is located in Ohio. This network involves approximately 18,800 miles of pipe, exclusive of service lines, and includes distribution mains, mains-to-curb interconnections, and associated measurements and regulations facilities. For additional information about the communities serviced by this network and a related map, see “Business” contained in Exhibit 99.1 to the Report. The distribution network is supplied through connections with nine interstate natural gas pipeline companies, as well as substantial local production throughout the state of Ohio. The distribution network is also supported by three storage fields located in Ohio and operated by us that are designed to ensure market needs are met at times of peak demand.

[1]	This exhibit is a part of the Form 8-K filed on June 26, 2014 (the “Report”) by Dominion Gas Holdings, LLC, and makes reference to other exhibits filed with the Report. For purposes of the Report and exhibits, unless we have indicated otherwise or the context otherwise requires, references to “Dominion Gas,” the “Company,” “we,” “our,” “us” or like terms refer to Dominion Gas Holdings, LLC and its subsidiaries and references to “Dominion” refer to Dominion Resources, Inc. and its subsidiaries.

Gas Gathering and Processing

Our gas transmission and pipeline and storage business includes our gas gathering and extraction services. We gather local production primarily in Ohio, West Virginia and Pennsylvania and have approximately 3,300 miles of gathering pipeline. These natural gas gathering operations include both dry natural gas, suitable for delivery into transmission, storage and distribution networks, and wet natural gas, which is gathered for subsequent delivery into processing facilities. We own and operate five processing plants, one with fractionation operations, located in West Virginia. Dominion Transmission, Inc. (“DTI”) retains natural gas in lieu of a fee, and gives customers methane in exchange for their natural gas liquids (“NGLs”) at the plant outlet. Since 2012, DTI has also maintained fee-based processing arrangements under its negotiated rate authority.

We are also a producer and supplier of NGLs. To that end, we own and operate gas processing and fractionation facilities in West Virginia with a total processing capacity of 280,000 million cubic feet per day of natural gas. Our Hastings plant located in Wetzel County, West Virginia is the largest plant and is capable of processing over 180,000 million cubic feet of natural gas. Hastings can also fractionate 580,000 gallons per day of NGLs. Fractionation separates various NGLs (such as butane, propane, isobutane and natural gasoline) from the natural gas stream; these components are delivered to markets through pipeline, rail, barge and truck interconnections. Our NGL operations at Hastings have storage capacity of 1,226,500 gallons of propane, 109,000 gallons of isobutane, 442,000 gallons of butane, 2,000,000 gallons of natural gasoline, and 1,012,500 gallons of mixed NGLs.

Property Rights

Dominion Gas typically secures an easement for a right-of-way from the surface owner in order to install pipelines, and typically obtains the right to store natural gas underground by easements or leases. For these purposes, Dominion Gas rarely purchases surface rights or a fee interest in property. However, Dominion Gas usually does purchase surface rights (or a fee interest) in order to construct compressor stations or other above-ground facilities.

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